Exhibit 99.2

On July 26, 2012, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan David Bank RBC Capital Markets John Janedis UBS Securities Matt Chesler Deutsche Bank Securities Benjamin Swinburne Morgan Stanley	Peter Stabler Wells Fargo Securities Daniel Salmon BMO Capital Markets Michael Nathanson Nomura Tim Nollen Macquarie

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:
Good morning and welcome to the Interpublic Group second quarter and first half 2012 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning, and thank you for joining us.  Thank you as well for your patience this morning as the release was behind schedule due to problems at our service provider.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9.30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us for our review of our second quarter and first half 2012 results.

As usual, I’ll start out by covering the key highlights of our performance, Frank will then provide additional details on our results, and I’ll conclude with an update on our agencies and outlook, to be followed by Q&A.

To begin with the highlights, we are pleased to report Q2 diluted earnings per share growth of 16%, along with operating margin expansion that supports our target for the year.  Our organic revenue growth in the second quarter was 0.8%, and 1.7% for the first half of the year.

In the U.S., our organic revenue decrease in Q2 was 3.2%.  The approximate 5% impact of last year’s account losses more than offset sound U.S. performance.  We had growth at several of our integrated agencies and across the CMG portfolio.  Our digital services continue to make strong contributions — that includes both the capabilities we’ve built within our agencies and of course our digital specialty agencies.

Internationally, organic growth in the second quarter was 6%.  In the AsiaPac and LatAm regions, double-digit growth was due to the strength of all our global networks, media business, digital capabilities and our marketing services specialists.

In the U.K., we again had solid growth in Q2, while in Continental Europe, organic revenue decreased moderately due to continued macro challenges.

Turning to the client sectors, we had growth during the quarter in auto & transportation, financial services and food & beverage.  As expected, we had decreases in the tech & telecom and consumer goods categories.  It’s worth noting that, absent the loss of SC Johnson, the consumer goods category showed good growth, a sign that our U.S. business is solid.

In health care we continued to see industry-wide softness, due to patent expirations and regulatory uncertainty.  Retail sector revenues in the quarter decreased, due to some pullback from existing clients.  These trends weighed particularly heavily on our U.S. revenue in the quarter.

For the year to date, we are net new business positive.  I’ll cover specific wins when I provide detail on the agencies in my closing remarks, but we’ve seen good results thus far this year in major pitches, such as Bank of America, Unilever, as well as good growth with current clients, like Microsoft and General Motors.

While first half revenue growth is below our full-year objective, we are targeting a stronger second half and our full-year objective continues to be 3% organic growth.

Moving to operating expenses and margin, our results continue to reflect careful and effective cost management, along with disciplined investment in the growth areas of our business, through talent acquisition and development as well as targeted M&A activity.

Q2 operating margin increased 30 basis points, to 10.3%.  For the first half of 2012, our operating margin was also up 30 basis points compared to a year ago.  On a trailing-twelve-month basis, our operating margin increased to 9.9%, which is once again the highest level of 12-month profitability that IPG has posted in over a decade.  We are well positioned to deliver on our 2012 objective of 50 basis points or more of margin improvement.

Q2 diluted earnings per share were $0.22, an improvement of 16% from a year ago.  Dilutive shares decreased 13%, as a result of our share repurchase program and the elimination of the convertible notes retired earlier this year.

We continued to place a priority on returning capital to shareholders in the quarter.  During the second quarter, we repurchased another six million shares, bringing our first-half total to 11 million shares.  Along with our quarterly common stock dividend, we returned over $170 million to shareholders in the first half of 2012. Given the seasonality of our cash flows, we are planning to increase our share repurchase activity in the second half of 2012.

With that as an overview, I’ll turn things over to Frank, who will take us through our financial performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview of our results:

•	Organic growth was 0.8% in Q2, the result of solid international growth of 6% organically, and lower U.S. revenue.

•
Q2 operating income was $176 million.  Operating margin was 10.3%, an improvement of 30 basis points compared to last year’s second quarter.  The sequential progression of our expense base from Q1 to Q2 continued to be very well controlled.

•	As a result, trailing-twelve-month operating margin increased to 9.9%, and conversion of our constant-currency revenue growth to operating profit is well over 30% for the trailing twelve months.

•	Our Q2 diluted earnings per share was $0.22, compared to $0.19 a year ago.

•
We maintained strong liquidity, with $1.5 billion of cash and short-term marketable securities on the balance sheet at quarter end, compared with $1.8 billion a year ago.  That comparison includes having used $640 million to repurchase shares, pay common dividends and pay down long-term debt over the past twelve months.  To be clear, the comparison does not include our remaining stake in Facebook.

Turning to slide 3, you see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides that follow.  It’s worth noting a couple items:

•	Our effective income tax rate in the quarter was 32.3%, which, due to discrete items in the quarter, is below what we consider our underlying run rate this year of around 37%.

•
Our average basic share count for the quarter was 437 million shares, a decrease of 8% from a year ago.  Average dilutive shares for the quarter decreased 13%, which reflects the retirement of convertible debt in March.

Turning to operations on slide 4, beginning with revenue:

•
Revenue in the quarter was $1.72 billion, a reported decrease of 1.4%.  Compared to Q2 2011, the impact of changes in exchange rates was a negative 280 basis points.  It’s worth noting that we are well matched in functional currencies between revenue and operating expenses. So there was minimal impact to our operating income and margin from changes in exchange rates.

•	The effect of net acquisitions and dispositions added 60 basis points of revenue growth.

•	Our organic revenue increase was 0.8%.

•	In the first half of 2012, organic revenue growth was 1.7%.

•
As we called out on our last conference call, revenue headwinds are approximately 3% for the year, and are first-half-weighted, with more U.S. impact than international.  They mainly impact client categories in the consumer goods and technology areas.

As you can see on the bottom half of this slide, the organic revenue change at our Integrated Agency Networks, IAN, segment was negative 0.5% for the quarter.  This is where the revenue headwinds from prior-year account losses are.  First-half organic growth was 0.5%.

Organic growth at our CMG segment was a strong 8.0%.  We had solid performance across our marketing services portfolio and strong growth in nearly every region of the world.  First half organic growth was 8.3%.

Moving to slide 5, revenue by region:

•	In the U.S., our organic decrease of 3.2% was a result of underlying growth being more than offset by client losses from last year.

o	We saw growth in the U.S. from several of our integrated independent agencies, Lowe & Partners and CMG.

o	We had client sector growth in the U.S. in auto & transportation and financial services. Healthcare continued to be soft. The retail sector decreased due to reductions in spend at specific clients.

o
Pass-through revenues also weighed on our U.S. organic revenue performance.  As you know, these pass-through costs are profit-neutral, but they accounted for a 90-basis-point decrease in organic growth from last year’s Q2.

•	Turning to international markets, organic growth outside the U.S. was 6.0%:

o
U.K. revenue increased 4.2% in Q2, on top of 15% organic growth a year ago, which is a solid result.  Growth was led by our events business, the continued international expansion of R/GA and our media business.  Our reported increase also includes the contribution of several acquisitions we completed over the last twelve months.

o	Continental Europe decreased 2.5% in Q2. Given macro conditions that continued to impact client spending, this was not a surprise.

▪	We had growth in Germany and France, but it was offset by decreases in other countries.

▪	On a reported basis we had double-digit percentage decreases in the quarter and the half in Continental Europe. And that is due to the effect of the stronger U.S. dollar against the euro.

o
AsiaPac continues to be very strong.  Organic revenue growth was 14.3% in Q2.  We saw strong growth in our media business, in marketing services and at McCann.  This includes both new business wins and growth with existing clients.  We had double-digit increases in China, Japan, India and Australia.

o
In LatAm, Q2 organic revenue growth of 27.2% included broad-based growth across all client sectors.  We were led by double-digit growth from McCann, CMG and media, and had strong increases from Draftfcb, Lowe and R/GA.  Growth was outstanding in Brazil.  Argentina, Chile and Mexico also had strong growth.  Our LatAm organic growth for the first half was 16.7%.

o	In our “Other Markets” group, revenue decreased 4.2% organically in the quarter due to decreases in South Africa and Canada, partially offset by growth in the Middle East.

On slide 6, we chart the longer view of our organic revenue change on a trailing-twelve-month basis.  The most recent data point is 3.7%, which is updated to include Q2 2012.

Moving on to slide 7 and our operating expenses:

•
Our operators continue their effective focus on expense management.  In Q2, total operating expenses increased only 0.4% on an organic basis compared to last year.  Sequentially, moving between Q1 and Q2, operating expenses remained very well managed, and for the trailing twelve months, increased only 1.8% organically, well below organic revenue growth of 3.7% over the same period.

•
Total salaries and related expenses were 63.5% of revenue in Q2, compared to 62.9% of revenue last year.  On a trailing-twelve-month basis to June 30, total salaries and related expenses were 63%, compared to 63.8% for the same period a year ago.

o
Headcount at quarter-end was 42,800 people, a year-on-year increase of 1.7%.  One-third of that increase was from net acquisitions completed over the last twelve months.  The remaining hiring reflects investment in growing disciplines such as media, public relations and digital services throughout our agencies.  It also supports our growth in markets such as China, India and Brazil.  Offsetting these investments were reductions in Continental Europe and the U.S., tracking our revenue decreases.

o	Severance expense was 1.2% of Q2 revenue, compared with 1.3% a year ago.

o	Incentive expense in the quarter was 3.3% of revenue, compared with 3.5% a year ago. For the full year, we continue to expect incentive expense in the range of 3.5% to 4.0% of revenue.

•	Turning to Office & General expenses, on the lower half of this slide:

o	O&G was $450 million in Q2, a decrease of 2.3% on an organic basis from a year ago. O&G expense was 26.3% of revenue, compared to 27.1% a year ago, an 80-basis-point improvement.

o	We drove 40 basis points of leverage on occupancy expense, as we continue to find efficiencies in our real estate portfolio.

o	We had 50 basis points of leverage on our ‘Other O&G’ category. This is due to lower pass-through costs, which I previously mentioned.

o	For the trailing twelve months, O&G expense was 27.1% of revenue, compared with 27.9% a year ago.

On slide 8, we show our operating margin improvement on a trailing-twelve-month basis, with the most recent data point of 9.9% for Q2 2012.  As we have said previously, our target level for 2012 is to improve at least 50 basis points, with our objective of fully competitive profitability by 2014.

Turning to the current portion of our balance sheet, on slide 9:

•	We ended the quarter with $1.5 billion in cash and marketable securities, compared with $1.8 billion a year ago, a decrease of approximately $300 million.

•
The comparison includes $490 million returned to shareholders over the last twelve months in the form of share repurchase and common stock dividends, as well as a net reduction of $150 million in our long-term debt.

•	The effect of the stronger U.S. dollar on our international balances also reduced that comparison by $80 million.

•	We had a net cash inflow in August of 2011 of $134 million from the sale of approximately half of our interest in Facebook.

•
The “restricted marketable securities” line seen here, of $136 million, is our remaining 4.4 million shares in Facebook, marked to market as of June 30.  The restriction refers to the 180-day period from the Facebook IPO date, or until mid-November.  The significant increase in value from our cost basis is recorded as an unrealized gain in “Equity” and not through the income statement.

On slide 10 we turn to the cash flow for the quarter:

•	Cash provided by Operations was $157 million, compared with $199 million in Q2 2011. Cash used in working capital was $16 million in Q2 2012, compared with a contribution of $67 million last year.

•
In Investing Activities, we used $77 million, primarily for acquisitions and cap-ex.  Acquisitions in Q2 reflected our emphasis on high-growth disciplines and expanding our digital capabilities.  They include a London-based European digital search specialist group, a full-service digital agency in France and a healthcare market research/access agency in the U.K.

•
Our Financing Activities used $112 million, the largest components of which were $65 million for share repurchases, $26 million on our quarterly common stock dividend and $35 million to acquire additional interests in consolidated subsidiaries.

•	The net decrease in cash and marketable securities in the quarter was $72 million.

On slide 11, you see our total debt outstanding at quarter end 2012 and at year end from 2007 through 2011.  This depicts our reduction of total debt over the last several years.  Since the end of 2007 we have reduced total debt by over $700 million.  The net decrease of long-term debt of $150 million during 2012 took place during the first quarter, with the retirement of our $400 million 4.25% convertible notes net of our issuance of $250 million 4.00% notes.

Looking ahead, over the next 12 months we will have additional opportunities to further improve our balance sheet and reduce our effective cost of debt.

In summary, on slide 12:

•	We saw some pressure on U.S. revenue in the quarter, offset by very strong revenue growth internationally.

•
We will cycle through the revenue headwinds by year end, and we are managing through this challenge effectively.  We are therefore on course to deliver the margin expansion that we have targeted for the full year.  This is a credit to our operators, who are managing expenses very effectively.

•	Our cash flow and balance sheet continue to make significant contributions to value creation, including 16% diluted EPS growth in the quarter.

With that, let me now turn it back over to Michael.

Mr. Roth:
Thank you, Frank.

As always at this time of year, we review first half results with our operating leadership; we assess the tone of business and gauge our outlook for the balance of the year.  The tone of the business remains sound, though the overall macro economic climate will require continued vigilance and caution.  As we have shown, we are effectively managing the business to deliver on our margin objectives.

Overall, our pipeline remains solid, and the revenue our agencies need to convert in the back half of the year in order to deliver their plans is largely consistent with the trends from past years.

For the year, we remain net-new-business positive.  Significant wins in Q2 came from Bank of America, Microsoft, Unilever, SeaWorld, Aetna, Ernst & Young and MillerCoors digital.

We continue to see the benefits of our digital strategy, in which the primary pillar is embedding digital capabilities at all of our agencies, enhanced by best-in-class digital specialties.

Our investments in emerging markets are also being rewarded.  In the quarter, Brazil, India and China posted combined organic growth of greater than 30%, and year-to-date that number is more than 20%.  Contributions to this strong performance are coming from across the portfolio, with all three global ad networks, Mediabrands and CMG all playing a part.  The global expansion of R/GA is also taking hold and contributing to our growth, as are MRM’s international operations.

CMG posted strong performance across the board, at Weber Shandwick and GolinHarris, as it expands its global footprint, Octagon and Jack Morton.  We saw good wins at a number of our U.S. independents and from marketing services offerings in other areas of the group, such as Momentum Worldwide.

Other notable events in the quarter included strong performance at Cannes, which validates the creative capabilities of many of our agencies.  Of the five Titanium Lions, awarded to ideas that redefine markets and drive exceptional business results, our agencies won two: one from Lowe in Colombia and the Titanium Grand Prix for R/GA on Nike.  R/GA also took home the Grand Prix in the digital category.

On the M&A front, the pipeline is strong.  We are further increasing our digital footprint, especially internationally, and are looking to add to our presence in emerging markets, including the BRICs, but also developing economies such as Indonesia, Colombia, Mexico and Vietnam.  We also continue to look at high-growth marketing services, such as PR, shopper marketing and the more sophisticated capabilities in the healthcare space.

Frank mentioned the deals we closed in Q2.  In early Q3, we have already finalized transactions in the PR space in London, for a full-service digital agency in South Africa and a scientific content specialist healthcare agency in Japan.  And just recently, a leading retail design company in New York that will give Momentum an even more powerful global shopper marketing capability.  And we have a number of other transactions in process that we believe will close shortly.

Additional developments that bear watching are the launch by Mediabrands, one of our strongest performers, of the Brand Programming Network, a third global, full-service network that should help us be more active in the pursuit of new clients, and the continued roll-out of Cadreon, our very successful demand-side platform, which should be active in eight international markets by year end.

In looking at the year to date, we see that we have posted both organic growth and margin expansion for the first half.  We’ve outlined for you the factors that weighed on Q2 organic revenue growth, but we also have demonstrated our ability to manage through this and deliver to the bottom line, increase EPS and continue to return capital to our owners.

It’s important to note that our comps in the third quarter will be challenging, given that we posted organic revenue growth of 8.7% and increased margins by 350 basis points in Q3 last year.  However, as we have often indicated to you, we manage to the full year, and we set our financial objectives on a full-year basis.

For the full year 2012, our objective remains organic revenue growth of 3%.  Given our revenue performance through June, we are targeting a stronger second half to achieve this goal.  The services that we provide to our clients remain in demand due to the speed of change in digital media.  And our agency brands deliver full contemporary offerings and are competitive in the marketplace.

With respect to profitability, our objective remains to deliver 50 basis points of margin improvement or better.  Our ability to effectively manage expense is something that this management team has demonstrated in a range of revenue environments.

Focusing on our clients will be key.  We’ll also stay disciplined on costs and on deploying our financial resources and the strength of our balance sheet to support the needs of our business, return capital to our owners and drive shareholder value.

Thank you.  I will now open up the floor to questions.

QUESTIONS AND ANSWERS

Operator:
. . . Our first question comes from Alexia Quadrani, J.P. Morgan. . . .

Alexia S. Quadrani, J.P. Morgan:
Thank you very much.  Could you just provide a little bit more detail on the softness in U.S. organic revenue growth in the quarter?  The comps did ease meaningfully, yet results were a little bit softer.  Was it primarily the pullback you saw among the retail clients?  And if you could also remind us what the headwinds from the account losses — the impact — will likely be in Q3?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes.  Thanks, Alexia, good morning.

Well, first of all, as I indicated, the pullback in the U.S., we had approximately 5% headwinds in the U.S., as you know notably from the loss of Microsoft on the media side and SC Johnson.  And that’s reflected in the sectors that we’re focusing.  The additional pullback was in particular with respect to retail.  We saw a specific pullback at some of our retail clients, as well as healthcare.  I think healthcare — everyone is seeing that because of patents coming offline and some regulatory issues, we’ve seen some pullback.  So, if you look at it, I think, from a combination point of view of the headwinds, which are significant, and the particular pullbacks in those lines, those particular companies and in those sectors, that accounts for the reduction in organic growth in the U.S.

If you pull those out — and obviously, they’re there and we recognize we have to deal with that — but our businesses otherwise are solid in terms of growth.  If you look at financial services, they grew.  Food and beverage grew.  Auto and transportation grew.  And obviously, as I indicated, consumer goods, if you just added back SC Johnson, we had a good growth in the quarter.  So I think the sense is that there’s nothing fundamentally wrong with our business offerings in the U.S., and our pipeline is solid and our businesses are performing.

It’s just taking us a little bit longer to cycle through those headwinds.  For the second half of the year, we’re expecting 2.5% to 3% of headwinds throughout the second half.  We don’t do it by quarter, Alexia, but by year end, we will cycle through all of that.

Ms. Quadrani:
Any sense if the pullback in the retail group, or the retail clients, was it Q2 specific?  Or should we assume that pullback may continue to be a headwind in the second half?

Mr. Roth:
You know, I wish I could tell you it was all just a timing difference.  But I think a lot of it is subject to the macroeconomic environment.  So let’s assume some of it is timing, and let’s assume some of it may be some type of pullback for the year.  But we’ll see how the — frankly, we’ll know that in the fourth quarter, when obviously those sectors are very strong for us and we’ll see a real sense of their spend.  We’ve already seen some pickups in some fall programs, and we’ve seen some recent wins in those categories.  So, I’m cautiously optimistic.

Ms. Quadrani:
And just one last one.  If you could update us on McCann?  I know I don’t think you mentioned it was one of the agencies that were particularly strong in the quarter.  I’m assuming maybe some of the retail clients were there.  Any update on McCann you could give us in the U.S.?

Mr. Roth:
McCann had a solid quarter for us, and I didn’t mean to exclude them.  I think the transformation of McCann is moving on.  We’ve made some personnel changes that are very strong in terms of taking us into the future.  We’ve had our operating review with Nick and the team, and they’re confident in their ability to deliver on their results.  And we support them in terms of — some of the acquisitions we’ve been doing are in support of their offerings, particularly in the healthcare side of the business, which is very solid.  The Worldgroup piece of the business, particularly Momentum and MRM, have very strong offerings.  And with the personnel changes and the movements we’re making in our offerings in McCann, we’re comfortable with the transition, and we’re watching it go forward.  So, frankly, the results in the quarter were solid for McCann.

Ms. Quadrani:
All right.  Thank you very much.

Mr. Roth:
Thank you, Alexia.

Operator:
Our next question comes from David Bank with RBC Capital Markets. . . .

David Bank, RBC Capital Markets:
Thanks, guys.  Two questions.  The first is, you clarified the 3% organic revenue growth target, but, given the volatility between domestic and international, I was wondering if you could give a little more clarity on what the acceleration you were expecting, or change in conditions you are expecting, between those two geographic categories for the balance of the year.  And the second is, could you give, talk about the ORION-Pitney Bowes partnership, and how that impacts the business itself in terms of potential operating savings for you and potential revenue growth?  Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me take Pitney Bowes first.  In the interest of full disclosure, I’m on the Board of Pitney Bowes.  By the way, there was — I can officially say this — there was no connection between my involvement of this and the relationship with IPG and Pitney Bowes.  We have ORION Trading, which is one of our successful units, part of Mediabrands.  They have very strong, unique offerings, particularly in the barter side of the business.  They saw a niche in terms of the ability to provide some outsourcing of printing facilities, and frankly they were looking for a partner that can deliver on a global basis, and Pitney Bowes was able to do that.  I think it’s a unique offering.  We think there’s a huge opportunity for us in terms of servicing clients.  This isn’t necessarily just for IPG.  This is for an offering of ORION Trading to the marketplace.  So it’s a unique offering.  We already have some business in the pipeline.  But that one is just a new offering.  We’re excited about it.  We’re particularly excited — I am — that it relates to Pitney Bowes.  But we will see that as it unfolds.  It’s a very unique offering.  It provides savings on the printing side.  So far it’s been well received in the marketplace.

As far as the organic challenges for us, look, the U.S. is still obviously — it provides 57% of our revenue for the first six months, and then generally that’s where we are for the full year.  It’s an important part of our offering.  Our independents as well as our global networks have strong offerings in the United States, as well as the rest of our businesses, marketing services, PR.  These are very solid offerings, and they’re performing well.  We’re very comfortable with these offerings.

If you look at the macroeconomic environment, the United States growth, depending on whose forecasting you use, is in the low single-digit numbers.  So what we’ve put out for the year of 3% organic growth reflects those types of markets, as well as cycling through our headwinds that we have from lost clients.  Obviously, a significant part of our growth comes from our existing client base.  We have a couple of new wins that we’ve announced; we have a couple that are yet to be announced; and we have some pitches out there that we are in the finals on.

So all of this, as we roll it all up, counts on a recovery, a growth, in the United States, but not as large as we’re seeing in the emerging markets.  AsiaPac, Latin America: we’ve seen strong double-digit growth.  And that’s consistent with what we’re forecasting from a global perspective.  So, if you look at our business, you see our business lining up pretty much where the growth in the world is, and we’re falling in line with that.  And that tells us that we’re very competitive in all of those markets, and, as a result, we’re comfortable with the numbers that we’re putting out there.

Mr. Bank:
Do I take away from that, that your outlook for the outside-of-U.S. market should be pretty consistent with what we’ve just seen?

Mr. Roth:
Well, a lot of it has to do with our comps to last year.  For example — we were just looking at it this morning — Brazil, we were up organically 50%.  That’s a pretty good number.  If I could tell you we can grow our business 50% every quarter, I’d be a happy camper.  So part of it has to do with our comps.  But we do believe solid double-digit growth is consistent with the macro forecast that we’re seeing, and we’re delivering on those kind of results and, frankly, in some markets better.  Though I think that clearly is consistent with the marketplace.

We always have to put in the caveat of the macroeconomic.  We had some good news this morning in terms of the European issues.  But we don’t get — that’s today’s news.  Who knows what’s going to be tomorrow?  So that’s why we always say we’re cautious, because obviously this will spill over to other markets if we don’t solve these problems.  But our numbers are consistent with the global forecasting that we’ve seen out there.

Mr. Bank:
Okay, thank you.

Mr. Roth:
Thank you.

Operator:
Our next question comes from John Janedis of UBS. . . .

John Janedis, UBS Securities:
Thank you.  Good morning, guys.  A couple of questions.  One: Michael, if you look back historically, do retailers tend to be a leading indicator for the broader client base that you have?  And then, maybe from a margin perspective, if you can’t hit the 3%, I’m wondering how much below that 3% organic can you do and still hit that 50-basis-points-or-more target of margin?

Michael Roth, Chairman of the Board and Chief Executive Officer:
We’ve always said, John, if we see slight organic growth, we can expand margins.  I think we said that on Investor Day when you asked the same question.  [laughter]  And I think we’ve shown our ability to manage our expenses very carefully.  Now, in order to continue to grow margin in a lower-growth environment, we have to be able to do that.  And I think if you look at our track record, you’ve seen us do that. So we’re very comfortable with our ability to manage our margins in even a small-growth environment.

And I think this quarter is a perfect example of how that works.  We’re ahead of the issue.  We knew we had some headwinds, we knew we lost some business.  We had to take some costs out of the business.  And as we pick up new business, we add staff.  And we only add staff as it follows the revenue.  So I think — I hope — we’re getting credibility on the ability to manage even in a lower-growth environment.

As far as retail being a leading indicator, certainly, some of this is unique to specific clients, if you will, and their challenges in terms of margin improvement and footprint.  Some retailers are using this as an opportunity to gain market share.  So, although it’s some leading indicators, certainly on the consumer side, I wouldn’t use it as a major indicator for our global revenue.

Mr. Janedis:
Thanks, Michael.

And then, Frank, maybe a quick one for you.  You’ve done a great job over the years on the O&G line.  Historically, you’ve obviously talked about the leverage in the SRS line and the need to see the revenue growth to do that.  Assuming you do get to that 3% organic, can we see the improvement in that line this year?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Yes.  John, we’ve seen it.  If you look at year-to-date, we’ve seen SRS in the trailing 12 months; we’ve got 70 or 80 basis points of incremental leverage.  So that’s there.  As you well know, that is going to be a key component of us closing the gap between our current margin performance and competitive margins.  We’re getting to the point in O&G, especially in occupancy — we’ll continue to focus on it, but most of the runway going forward is going to have to be in the SRS area.  And we have seen progress.

Mr. Janedis:
Thanks a lot.

Mr. Mergenthaler:
You’re welcome.

Mr. Roth:
I might add, if you look at our footprint in terms of our real estate footprint, I think we’ve always said — we’ve done a tremendous job on that, but we keep seeing new opportunities.  I think our results for this quarter are reflective of the fact that when we see opportunities to consolidate space, to be more efficient in terms of feet — per square foot per individual — we’ve been doing a great job of that, and we’re seeing the effects of that.  And we keep doing it and we expect to continue to keep our eye on those opportunities.

Operator:
Our next question comes from Matt Chesler with Deutsche Bank. . . .

Matt Chesler, Deutsche Bank Securities:
Good morning.  It seems to be that, as you look through the quarters that that last month sort of drives the full-quarter result.  If you look back at the second quarter, was there anything about June that either increased your confidence in the full year or made you a little bit more cautious?

Michael Roth, Chairman of the Board and Chief Executive Officer:
I think it’s a fair question.  We looked at June and that’s where we saw a big impact on the U.S. side of the business.  That’s where, frankly, the specific client spend that we were looking for really showed up.  So, hopefully, as I indicated, some of that is timing and we’ll see a pickup on that.  I think as the economy unfolds for the rest of the year, that will decide whether that pullback is greater or less for the rest of the year.  But it was in June and mainly it was in the U.S.

Mr. Chesler:
I can’t help but ask you if you’ve seen any of that continue into July?

Mr. Roth:
[laughter]  We’ve been focusing on preparing for this call.

Mr. Chesler:

[laughter]  All morning.

Mr. Roth:
[laughter]  Thanks, Matt.

Mr. Chesler:
On the buyback —

Mr. Roth:
Yes.

Mr. Chesler:
— you indicated it’s going to pick up in the back half of the year.  Should we have any expectation as to whether it ought to be proportional to your cash flow?  It’s kind of hard for that to be — since the first half of cash flow is negative, and it should be positive in the second half.

Mr. Roth:
Well, that’s why we say we’ve been a little bit less in the first half, and we expect to ramp it up in the second half.  We have a $300 million authorization from our Board.  We never said that we were going to take the whole $300 million and do it all in one year.  But it looks like we’re spending a fair amount of it.  And if you read into my statement that we’ll be a little more aggressive in the second half of the year, that’s exactly what it means.  So if we spent $118 million to $120 million in the first half of the year, and I indicate that we’re going to be a little more aggressive in the second year half, then our intention is to be more aggressive, so I think can you interpolate from that.

Mr. Chesler:
When’s the next opportunity that the Board can discuss revisiting or upping that allocation?

Mr. Roth:
Well, the Board can do it any time they want, but we like to do this on a regular basis.  So come next year, we will take a look at our authorizations, obviously on the dividend as well as the buyback.  We’ve had some healthy discussions with our investor base as to their preference as to whether dividends make more sense than buybacks.  At that point in time, we’ll make a presentation to our Board, and they will make a determination of what we do with our cash flow and any excess cash we have on our balance sheet.  And we’ll be responsive to what the marketplace is looking at.  Of course, we have to be sensitive to any potential changes in tax law as to whether dividends are preferable to buybacks.  All of that gets factored in.

We also have a little thing called Facebook investment.  If you recall, the last time when we did have an opportunity to sell our Facebook shares, we used that as an opportunity to use the entire proceeds from that transaction to increase our authorization.  In November, our restrictions on our Facebook shares come off, and we’re free to do with whatever we decide to do.  We’ve indicated that our Facebook investment is not strategic, and we’ll be opportunistic in the marketplace.  And what we do with the proceeds, if and when we sell, will be up to our Board and market conditions.  So that’s another avenue we have in terms of returning money to our shareholders.

Mr. Chesler:
Great, appreciate it.  Thanks.

Mr. Roth:
Thank you.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Operator:
Our next question comes from Ben Swinburne with Morgan Stanley. . . .

Benjamin Swinburne, Morgan Stanley:
Thanks, good morning.  I wanted to ask you guys a little bit on the revenue outlook as well.  You called out a 5-point hit to U.S. organics in Q2 from account losses.  Can you help us think about Q3 and into Q4?  That would seem to be a number you’d have a decent grasp on, just because you obviously know what happened last year.

Michael Roth, Chairman of the Board and Chief Executive Officer:
I think what we said was, we said for the second half of the year — not by quarter — we have 2.5% to 3% as it rolls off.  By December, all of it will have rolled off, and we start 2013 afresh.  We don’t  —

Mr. Swinburne:
— Just to be clear, 2.5% to 3% is overall, or is that the U.S.?  I think the 5 points was the U.S. number.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Correct —

Mr. Roth:
Yes.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
— correct.  We said 3% for the year, first-half weighted.  So first half is in the 3-and-a-half range.  That would infer the back half is something less than 3%.  And to Michael’s point, we haven’t given any color around quarters.  That’s for the back half of the year.

Mr. Swinburne:
Okay.  And then you mentioned the Latin American comp.  I don’t know if you have a basis point number you’d throw out for that piece.  I know Q3 was up a lot last year, particularly in Brazil.  But you can see it in the LatAm numbers.  Just trying to think, it would seem like Q3 is a tough comp in general, and so I just wanted to ask about that piece as well.

Mr. Roth:
Well, we had 8.5% revenue in the third quarter last year.  That’s a pretty tough comp in this environment.  And last year in the third quarter — if you recall, last year, our second quarter, we had some Latin American revenue that slipped from the second quarter to the third quarter.  And that was in that comp number last year.  So what that says is, we continue to be bullish about our outlook for Brazil and Latin America.  We have a tough comp, but we still think that businesses there are solid, across the board.  And for the year, we’re comfortable with how it folds into our overall number.

Mr. Swinburne:
Right, okay.  And then just going back to the cash flow statement on acquisitions.  Last year, you sort of underspent your budget for the year.  It sounds like you’ve got a lot of activity going on currently.  I don’t know if there’s any way to put a finer point at what you expect for acquisition spend for the year in 2012?

Mr. Mergenthaler:
We had said about $200 million of new money for the year.  That’s still probably a pretty good number.

Mr. Roth:
By the way, that’s just a guideline.  If we see some really attractive transaction out there that that we can’t pass on, we’ll look at it.  But so far we haven’t seen that.

Mr. Mergenthaler:
And to your comment on underspending last year, the reason we underspent: there was a number of transactions that were deep into the pipeline.  They just didn’t close until this year.  So the pipeline has been consistently robust.  Actually, for the past three years.

Mr. Roth:
What’s encouraging is that our acquisitions are across the board.  All our different segments and agencies, on a global basis.  Obviously, they’re digital.  We’ve had some search companies in the mix.  We have healthcare companies.  We have PR companies.  We have digital companies, both in Europe and Latin America and India.  So, I like the fact that we are spending our money where the growth is.  And that’s obviously good.  And we’re enhancing our offerings where we need it.  So in McCann, for example — the question is about McCann — we added to their healthcare offerings.  We added — we will be adding — something, hopefully, in the digital capabilities in Europe.  So I think this is a good opportunity for to us enhance our overall offerings, and there are some transactions there that we find very attractive.

Mr. Swinburne:
Thank you.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from Peter Stabler of Wells Fargo Securities. . . .

Peter Stabler, Wells Fargo Securities
Thanks for taking the question.  Good morning.  So, a couple questions.  First on CMG: continued strong growth there.  I know that the PR assets are best-in-class.  Can you give us a sense of your visibility into subsequent quarters on PR?  On all of CMG, for that matter?  Then I’ve got a quick follow-up, thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Sure.  You know, it’s always scary.  CMG — we like to think of CMG as a retainer-based recurring model.  We’re doing a lot of things, particularly in the PR side and the event side, that will enable them to do that.  But we still have a long way to go.  We have what is known as to-be-generated, where the business that we hopefully identified but haven’t yet realized.  And in the CMG space, that’s a big number because that’s the nature of their business.  It’s project-oriented.  And what’s interesting is, every year we go through the angst of going through that.  And every year, they do great.

That’s a credit to our people, both at Weber Shandwick and now GolinHarris is rolling out on a global basis and having great traction.  Jack Morton, as well as Octagon and FutureBrand, are having very solid years.  But it’s a sort of bite-your-fingernails business, but we’re very fortunate: when you have best-in-class offerings, they continue to deliver.  And I don’t see any reason why they shouldn’t continue to do that.  They’re gaining market share.  It’s not just growth in the business.  When you look at our competitors’ results, particularly in the PR side, where we do have some visibility into what our competitors are doing, I think you continually see Weber Shandwick outperform our competitors on the PR side, and that’s a tribute to the business.

Mr. Stabler:
Okay, great.  And then the new business success that you called out, Michael.  Just given the fact that 3% still remains a target, 2Q’s a large quarter: we’ve got to assume really pretty substantial growth in the second half.  Can you give us a sense whether those new business wins — it seems like they’re going to be full contributors for both Q3 and Q4.  It’s not as if some of these things are going to ramp really slowly and only trickle in later in the year.  Is that a fair assessment?

Mr. Roth:
Yes.  I mean, like I said, we’re counting on a stronger back half of the year, and certainly some of the wins that we’ve already achieved are in those numbers.  Frankly, there’s a couple of wins in there that we haven’t announced, that we hope to see flow through, particularly in the fourth quarter, and hopefully we’ll be able to announce some of those wins as well.

We don’t just pick these numbers out of the air.  Each of our business units do a rollup of where their pipeline is and where their new business flows in, and that’s how we develop the numbers that we use.  So, clearly, new business is an important part of it.  The real strength in our company is growth from our existing businesses.  And that’s where it’s at.  And like I said, in some of our existing clients, we already see some fourth quarter campaigns that we’re going to be working on, which is giving us some comfort, obviously, as we go forward.

Mr. Stabler:
And, lastly — I know that U.K. is a real small number so we have to be very careful with the organic growth numbers here — but do you see an Olympics bump here?

Mr. Roth:
Actually, we will see a small Olympic bump, particularly on the events side of the business, because that’s where you see it.  And we will see a small bump.  But it’s not going to make the year, if you will.  But it’s nice to see, and we’re excited about it.

Mr. Stabler:
Thank you.

Operator:
Our next question comes from Dan Salmon with BMO Capital Markets. . . .

Daniel Salmon, BMO Capital Markets:
Good morning, guys.  Michael, you mentioned — you noted that across the industry there’s a lot of weakness in healthcare, but also cited it as one of the areas where you’re investing in.  Are there drugs in your clients’ pipelines that you’re seeing?  Are there specific areas of healthcare that you see rebounding that’s driving that investment?

Michael Roth, Chairman of the Board and Chief Executive Officer:
That’s a great question.  Obviously, it’s certainly, it’s a question that our Board asks.  If there’s softness, why are you doing these acquisitions?  So it’s a fair question.  Look, we think healthcare is very important.  We’re very strong, first of all, in our offerings.  All of our global networks, Lowe, Draftfcb and McCann, have very strong healthcare offerings.  We have strong healthcare offerings on the PR side of the business as well, as well as the event business.  So, we see that as a very important segment of what we do.  And, frankly, yes, there will be new drugs coming down the pipeline.

Just to give you an idea: healthcare’s about 15% of our overall business, which is a nice sector for us.  And yes, as there’s consolidation in that business, but the research extending through all of these things are an important piece of this, and we have the digital offerings and the data to help our clients in that environment.  So it’s not just patents falling off a line here.  And some of our clients are pulling back in that area, but we’re trying to help them.  We’re here to help.  And certainly, the recent transactions that we’ve been doing on the research and the data and the digital part of it goes along those lines.

So, we still think it’s a great growth opportunity for us.  McCann Healthcare, for example, is doing very well, as well as our other healthcares.  And we see some unique pullbacks because of specific drugs.  And hopefully, we’ll see them turn that around.

Mr. Salmon:
Okay, thank you.

Operator:
Our next question comes from Michael Nathanson with Nomura. . . .

Michael Nathanson, Nomura:
Thank you, I have two, one for Michael; one for Frank.  Michael, can we just go back to you on what your question for a second is?  The question was, I think, more narrow on maybe your sports and marketing offerings in the U.K.  But, in general, what kind of bump do you think you guys get from the Olympics in maybe late Q2, early 3Q?  Is there anything you can quantify for some of your sponsor work you’re doing?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes.  We’re doing it.  Obviously, there’s a sum, a bump, but I don’t give out the number.  It’s not a material number.  Frankly, we’re more excited about what’s happening in Brazil.  The FIFA cup we see as a big opportunity for us.  We have strong offerings down there.  We’ve already won some assignments for the FIFA cup, and we’re going to have a very strong presence there, as well as the Olympics in Latin America.  So frankly, we’re looking more forward to those Olympics than what we’re seeing here in the U.K.

As you know, you may not know, McCann did the advertising for the London Olympics.  Wasn’t a big revenue generator for us, but it gave us more exposure, and that’s what we were looking for in that market, particular marketplace.  So Olympics is a good thing for us.  It’s a good chance for to us meet some clients and work with them, but it isn’t a big revenue enhancer for us.

Mr. Nathanson:
And then to Frank, I know generally you shy away from giving too much color or forward guidance, but when you look at your incremental margins, and look at your third quarter margin from last year — which was the highest margin, I think, third quarter we’ve seen maybe in a decade, right? — we look at this year’s incremental margin for the rest of the way.  Should we be expecting this to be more heavily fourth-quarter-weighted than it’s been in a long time?  So how should we prepare our own thinking about the margin lift for the rest of the way?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Michael, your comment about the third quarter’s exactly right.  It was the strongest revenue growth and margin growth we’ve seen here in a decade.  So, we’re looking, talking, full year.  For the back half of the year, it’ll put a lot of the growth pressure on the fourth quarter.

Mr. Roth:
And, Michael, that’s why — it’s not just because we had a little issue in the second quarter that we talk this way.  When we were overperforming in the first quarter, we said the same thing.  You have to look at this business on a full-year basis.  We don’t have — our clients aren’t interested in our quarterly performance.  And it doesn’t come in on a level basis.  So, it really doesn’t make sense.

I know you have to put together a model.  I know you have to extend out what this all looks like, but we truly manage our business on a full-year basis.  Our expense profiles are on a full-year basis, our revenue forecasting, our new — everything is on a full-year basis.  So it’s kind of frustrating —

Put it in context — and I said this last year, I’ll say it again — if you look at our quarter, we have $1.7 billion of revenue in the quarter.  The differential is $35 million, if you were to take a consensus number on the revenue number versus where we’re at.  $35 million in a quarter on a $1.7 billion.  For a full year — it’s not insignificant in the quarter, but for the full year — we manage our business, and all of this gets factored into it.  Which is why, even in the first quarter when we outperformed, we stuck to our target of 3% organic growth.  And everyone kept saying, well, why aren’t you upping that?  And the answer was, we weren’t upping it because we know that we have headwinds.  We know that this is a full-year business.  And that’s how we manage our business.  I wish I could tell you what it’s going to be in the third quarter, but we can’t.

Mr. Nathanson:
Okay, thanks, guys.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from Tim Nollen, Macquarie. . . .

Tim Nollen, Macquarie:
Thanks, most of my questions have been answered already, but I do have one more, and that is regarding your tax rate and NOL usage, please.  Assuming, with Europe down on revenue terms, it’s difficult profitably there.  I don’t know if you care to comment on that, but if you could at least let us know what to think about tax rate going forward, please?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Tim, we had said 37% for the full year was a reasonable number.  And we still think that’s a reasonable number.  We had a number of discrete items this quarter that pushed it down to 32%, 33%.  But 37% is probably a good number for the year.  And on the NOLs, you’re exactly right.  We’re overweight in the NOLs in Europe.  Europe profitability’s key to that.  And with Europe down on revenue, utilization will probably be stressed a bit.

Mr. Nollen:
Okay.  Thank you.

Mr. Mergenthaler:
You’re welcome.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay.  Well, thank you again.  We appreciate all the support, and we still have a half a year to go, and we look forward to our next call.  Thank you very much.

Operator:
Thank you for participating in today's conference.  You may disconnect at this time.

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

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•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

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Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.